Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-259487 on Form S-1/A of Slinger Bag Inc. of our report dated December 15, 2021, relating to the consolidated financial statements of PlaySight Interactive Ltd. as of and for the year ended December 31, 2020 appearing in this Current Report on Form 8-K/A of Slinger Bag Inc.

/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

May 2, 2022
Tel-Aviv, Israel